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                            ASSET PURCHASE AGREEMENT



                                  by and among


                              LAWSON PRODUCTS, INC.



                                 ACS/SIMCO, INC.



                  SUNSOURCE INVENTORY MANAGEMENT COMPANY, INC.


                   SUNSOURCE INDUSTRIAL SERVICES COMPANY, INC.



                                       and



                                 SUNSOURCE INC.



                                  July 1, 1999


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



                                TABLE OF CONTENTS


ARTICLE 1.PURCHASE AND SALE OF ASSETS.............................................................................1
                  1.1      Purchased Assets.......................................................................1
                  1.2      Excluded Assets........................................................................3
                  1.3      Assumption of Liabilities..............................................................4
                  1.4      Excluded Liabilities...................................................................4

ARTICLE 2.CONSIDERATION FOR THE PURCHASED ASSETS..................................................................5
                  2.1      Purchase Price.........................................................................5
                  2.2      Purchase Price Allocation..............................................................5
                  2.3      Purchase Price Adjustment..............................................................5
                  2.4      Procedures for Final Determination of Closing Tangible Net Worth.......................6
                  2.5      Closing Tangible Net Worth Definition..................................................7
                  2.6      Uncollectible Accounts Receivable......................................................7
                  2.7      Warranty Claims........................................................................8

ARTICLE 3.REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.....................................................8
                  3.1      Organization and Power.................................................................8
                  3.2      Subsidiaries...........................................................................9
                  3.3      Authorization; No Breach...............................................................9
                  3.4      Financial Statements...................................................................9
                  3.5      Absence of Undisclosed Liabilities.....................................................9
                  3.6      No Material Adverse Changes...........................................................10
                  3.7      Absence of Certain Developments.......................................................10
                  3.8      Title and Condition of Properties.....................................................11
                  3.9      Accounts Receivable...................................................................12
                  3.10     Inventories and Specifications........................................................12
                  3.11     Tax Matters...........................................................................13
                  3.12     Contracts and Commitments.............................................................14
                  3.13     Proprietary Rights....................................................................16
                  3.14     Litigation; Proceedings...............................................................16
                  3.15     Brokerage.............................................................................16
                  3.16     Governmental Consent, etc.............................................................17
                  3.17     Employees and Agents..................................................................17
                  3.18     Employee Benefit Plans................................................................17
                  3.19     Insurance.............................................................................18
                  3.20     Affiliated Transactions...............................................................18
                  3.21     Compliance with Laws; Permits; Certain Operations.....................................18
                  3.22     Environmental Matters.................................................................19
                  3.23     Product and Warranty Claims...........................................................20
                  3.24     Disclosure............................................................................20
                  3.25     Year 2000.............................................................................21
                  3.26     Closing Date..........................................................................21

                                       i

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

ARTICLE 4.REPRESENTATIONS AND WARRANTIES OF PURCHASERS...........................................................21
                  4.1      Corporate Organization and Power......................................................21
                  4.2      Authorization.........................................................................21
                  4.3      No Violation..........................................................................21
                  4.4      Litigation............................................................................22
                  4.5      Financial Statements; SEC Reports.....................................................22
                  4.6      Closing Date..........................................................................22

ARTICLE 5.CERTAIN COVENANTS......................................................................................22
                  5.1      Affirmative Covenants.................................................................22
                  5.2      Negative Covenants....................................................................23
                  5.3      Guaranty..............................................................................24

ARTICLE 6.CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE..........................................................24
                  6.1      Conditions to Purchaser's Obligation..................................................24

ARTICLE 7.CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.............................................................26
                  7.1      Conditions to Seller's Obligation to Close............................................26

ARTICLE 8.CLOSING TRANSACTIONS...................................................................................27
                  8.1      The Closing...........................................................................27
                  8.2      Action to Be Taken at the Closing.....................................................27
                  8.3      Closing Documents.....................................................................27
                  8.4      Possession............................................................................29
                  8.5      Nonassignable Contracts...............................................................29

ARTICLE 9.INDEMNIFICATION........................................................................................30
                  9.1      Indemnification by Seller.............................................................30
                  9.2      Indemnification by Purchaser..........................................................30
                  9.3      Method of Asserting Claims............................................................31
                  9.4      Limitations...........................................................................32
                  9.5      Pre-Closing Remedies..................................................................32

ARTICLE 10.TERMINATION...........................................................................................33
                  10.1     Termination...........................................................................33
                  10.2     Effect of Termination.................................................................33
                  10.3     Effect of Closing.....................................................................33

                                       ii

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

ARTICLE 11.ADDITIONAL AGREEMENTS.................................................................................34
                  11.1     Survival..............................................................................34
                  11.2     Mutual Assistance.....................................................................34
                  11.3     Press Release and Announcements.......................................................34
                  11.4     Expenses..............................................................................34
                  11.5     Further Transfers.....................................................................34
                  11.6     Transition Assistance.................................................................34
                  11.7     Confidentiality.......................................................................35
                  11.8     Non-Compete; Non-Solicitation.........................................................35
                  11.9     Specific Performance..................................................................37
                  11.10    Remittances...........................................................................37
                  11.11    Efforts To Consummate Closing Transactions............................................37
                  11.12    Employees and Agents of Seller........................................................37
                  11.13    Implied Representations or Warranties.................................................38

ARTICLE 12.MISCELLANEOUS.........................................................................................38
                  12.1     Amendment and Waiver..................................................................38
                  12.2     Notices...............................................................................38
                  12.3     Assignment............................................................................40
                  12.4     Severability..........................................................................40
                  12.5     No Third Party Beneficiaries..........................................................40
                  12.6     No Strict Construction................................................................40
                  12.7     Captions..............................................................................40
                  12.8     Complete Agreement....................................................................40
                  12.9     Counterparts..........................................................................40
                  12.10    Governing Law; Consent to Forum.......................................................40
                  12.11    Knowledge.............................................................................41
                  12.12    Bulk Sales............................................................................41


                                    EXHIBITS


Exhibit A        --        Escrow Agreement
Exhibit B        --        Allocation of Purchase Price
Exhibit C        --        Opinion of Seller's Counsel
Exhibit D        --        Employment Agreement
Exhibit E        --        Transition Agreement
Exhibit F        --        Opinion of Purchaser's Counsel
Exhibit G        --        Officer's Certificate of Seller
Exhibit H        --        Officer's Certificate of Purchaser


                              DISCLOSURE SCHEDULES

Schedule 1.1(a)          --     Receivables Schedule
Schedule 1.1(d)          --     Leases Schedule
Schedule 1.1(e)          --     Equipment Schedule
Schedule 1.1(q)          --     Hillman Retained Property Schedule
Schedule 1.1(r)          --     Hillman Equipment Schedule
Schedule 1.2             --     MRO Schedule
Schedule 1.3             --     Assumed Liabilities Schedule
Schedule 2.7             --     Warranty Claims Schedule
Schedule 3.1             --     Qualifications Schedule
Schedule 3.5             --     Outstanding Liabilities
Schedule 3.11            --     Tax Matters Schedule
Schedule 3.12(a)         --     Contracts Schedule
Schedule 3.12(d)         --     Customer Contracts Schedule
Schedule 3.15            --     Brokers Schedule
Schedule 3.16            --     Consents Schedule (including Material Consents)
Schedule 3.18            --     Employee Benefits Schedule
Schedule 3.19            --     Insurance Schedule
Schedule 3.21(a)         --     Compliance Schedule
Schedule 3.22            --     Environmental Matters Schedule
Schedule 3.23            --     Claims Schedule

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made as of July 1, 1999 (this "Agreement"), by and among LAWSON PRODUCTS, INC., a Delaware corporation ("Lawson"), ACS/SIMCO INC., an Illinois corporation and indirect subsidiary of Lawson ("Purchaser" and, together with Lawson, "Purchasers"), SUNSOURCE INVENTORY MANAGEMENT COMPANY, INC., a Delaware corporation ("Seller"), SUNSOURCE INDUSTRIAL SERVICES COMPANY, INC., a Delaware corporation ("SISC"), and SUNSOURCE INC., a Delaware corporation ("SunSource") (SISC and SunSource are collectively referred to herein as "Parent").

                               W I T N E S S E T H

         WHEREAS, Seller is engaged in, among other things, the businesses of selling and distributing industrial products including, but not limited to, the business of selling and distributing industrial fasteners for production and, on an ancillary basis, for maintenance and repair operations purposes, and providing inventory management and integrated supply services to original equipment manufacturer ("OEM") customers (the "Business");

         WHEREAS, Seller is a wholly-owned subsidiary of SISC, which is a wholly-owned indirect subsidiary of SunSource; and

         WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, substantially all of the assets and personal property of Seller related to the Business, both tangible and intangible, as described herein on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE 1.

                           PURCHASE AND SALE OF ASSETS

         1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 8.1), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all of Seller's right, title and interest in and to all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, owned by Seller as of the Closing or arising therefrom or in connection therewith, related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.2 below):

             (1) all accounts and notes receivable (whether current or noncurrent) as of the Closing Date (collectively referred to herein as the "Receivables"), a list, description and aging of which as of May 31, 1999, is set forth on the "Receivables Schedule" attached hereto as Schedule 1.1(a);

             (2) all prepayments, prepaid expenses, deferred charges, advance payments and security deposits as of the Closing Date;

             (3) all inventories and related supplies;

             (4) all interests in leased real estate (including, without limitation, land, buildings and improvements), whether any such buildings or improvements are owned in fee, leased or otherwise, including but not limited to, the leases of the real estate and all buildings located thereon, which are described in the "Leases Schedule" attached hereto as Schedule 1.1(d);

             (5) all interests in plant, machinery and equipment, fixtures, fittings, furniture, automobiles, trucks, tractors, trailers and other vehicles, tools, spare parts and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), including, without limitation, such items as are set forth in the "Equipment Schedule" attached hereto as Schedule 1.1(e);

             (6) all insurance reserves and deposits (including, without limitation, reserves and deposits relating to workmen's compensation) included in the Latest Balance Sheet (defined below);

             (7) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the name "SIMCO" and all variations and permutations thereof except as otherwise specifically provided in Section 1.2 hereof), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all inventions, shop rights, know-how, trade secrets and confidential information; and all registration applications for any of the foregoing; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries (collectively, the "Proprietary Rights");

             (8) all discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop drawings, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing;

             (9) all rights existing under contracts, leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings, including, without limitation, all rights existing under the contracts listed on the Contracts Schedule and the Customer Contracts Schedule (as defined in Section 3.12 hereto);

             (10) the right to receive all mail and other communications addressed to Seller (including, without limitation, mail and communications from customers, suppliers, agents and others and accounts receivable payments);

             (11) all lists and records pertaining to customers, suppliers, personnel and agents and all other books, ledgers, files, documents, correspondence, plats, architectural plans, drawings and specifications, computer programs and business records of every kind and nature;

             (12) all business and marketing plans and proposals and pricing and cost information;

             (13) all computer software and systems, including licenses related thereto, proprietary or otherwise, and related source codes, data and documentation;

             (14) all creative materials (including, without limitation, photographs, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials;

             (15) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature;

             (16) all goodwill as a going concern and all other intangible property;

             (17) all interest in and to telephone numbers, property addresses, e-mail addresses and all listings pertaining to Seller in all telephone books and other directories and other communications media, except those to be retained by The Hillman Group, Inc. as set forth in the "Hillman Retained Property Schedule" attached hereto as Schedule 1.1(q) ;

             (18) certain assets used by Seller to conduct the "Hillman Industrial" division business of Seller as set forth in the "Hillman Equipment Schedule" attached hereto as Schedule 1.1(r); and

             (19) all other property not referred to above which is represented on Seller's Latest Balance Sheet (as defined in Section 3.4) or acquired by Seller thereafter (except for such property which has been sold or otherwise disposed of in the ordinary course of business).

For purposes of this Agreement, the term "Purchased Assets" means all properties, assets and rights which Seller shall convey to Purchaser or shall be obligated to convey to Purchaser under this Agreement.

         1.2 Excluded Assets. Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

             (1) the minute books, capital stock records, certificate of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Delaware and other states in which Seller is qualified to do business and other documents and correspondence that relate to Seller's corporate organization and maintenance thereof;

             (2) the assets of Seller relating to the maintenance and repair operations ("MRO") with respect to Seller's four integrated supply accounts (the "MRO Accounts"), each of which is specifically identified on the "MRO Schedule" attached hereto as Schedule 1.2(b);

             (3) all rights of Seller and Parent with respect to the claims, refunds, causes of action, choses in action, rights of recovery, rights of set-off and all other rights and assets of every kind and nature related to the Excluded Liabilities;

             (4) the name "SIMCO de Mexico" in the country of Mexico and the names "Hillman", "The Hillman Group" and "SunSource Inventory Management Company";

             (5) all of Seller's tax records and all receivables and rights to payment or refund to Seller or its affiliates relating to federal, state, foreign or local income taxes and other taxes;

             (6) all monies to be received by Seller from Purchaser and all other rights of Seller and Parent under this Agreement; and

             (7) all cash, cash equivalents and marketable securities.

         1.3 Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller, but only to the extent that Seller's rights and benefits under such agreements, leases, contracts and commitments have been validly assigned to Purchaser pursuant to this Agreement and are in full force and effect in accordance with their respective terms (the "Assumed Liabilities"):

             (1) liabilities and obligations under the agreements, leases, contracts and commitments listed on the Leases Schedule, the Contracts Schedule and the Customer Contracts Schedule for any activity following the Closing Date (excluding any liability or obligation for any breach thereof occurring prior to the Closing Date);

             (2) those certain liabilities and obligations reflected in the Latest Balance Sheet and listed on the "Assumed Liabilities Schedule" attached hereto as Schedule 1.3 and liabilities and obligations of the same types that have arisen in the ordinary course of business since the date of the Latest Balance Sheet (other than any liability or obligation for a breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

         1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any liabilities or obligations of Seller other than the Assumed Liabilities, and all such other liabilities or obligations shall be the responsibility of Seller (the "Excluded Liabilities").

                                   ARTICLE 2.

                     CONSIDERATION FOR THE PURCHASED ASSETS

         1.5 Purchase Price. In addition to the assumption of the Assumed Liabilities, the aggregate purchase price for the Purchased Assets shall be an amount equal to Ten Million and no/100 Dollars ($10,000,000) (the "Purchase Price"), as adjusted pursuant to Section 2.3 hereof, which shall be payable to Seller on the Closing Date by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller not less than three (3) days prior to the Closing Date.

         The sum of Five Hundred Thousand and no/100 Dollars ($500,000) shall be held back from the Purchase Price paid to Seller at Closing and deposited into an escrow account to be established pursuant to that certain escrow agreement in the form of Exhibit A attached hereto (the "Escrow Agreement"), with such changes as LaSalle National Bank, as the escrow agent (the "Escrow Agent"), may request, to secure payment of (a) the Purchase Price Adjustment (defined below), if any, (b) uncollectible Receivables pursuant to Section 2.6 hereof, (c) the Warranty Deficiency, if any, under Section 2.7, and (d) any amounts due and owing to Purchaser under the Transition Agreement (as hereinafter defined). Such sum shall be held in escrow until the later of the date on which the Purchase Price Adjustment is fully and finally determined as provided below and one hundred eighty (180) days after the Closing Date. The escrow deposit shall be disbursed in accordance with Sections 2.3, 2.6 and 2.7 and shall be subject to offset pursuant to Sections 2.6 and 2.7.

         1.6 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit B attached hereto. The parties agree that the allocation set forth in Exhibit B shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service ("IRS") Form 8594.

         1.7 Purchase Price Adjustment. The Purchase Price set forth in this Agreement is based upon the assumption that the "Tangible Net Worth" of the Business as of the Closing Date will equal or exceed Six Million Six Hundred Thousand and no/100 Dollars ($6,600,000). For purposes of this Agreement, "Tangible Net Worth" shall be defined as the total of accounts receivable, net of adequate reserves for doubtful accounts, plus inventory at the lower of cost or market, net of reserves for obsolete and slow-moving accounts of not less than $422,000 and reflecting a reduction of $44,000 from the Latest Balance Sheet for "scrapped" inventory, plus property and equipment at cost, net of accumulated depreciation, plus any other tangible Purchased Assets at their historical cost net of any applicable reserves, minus all Assumed Liabilities in accordance with Section 1.3(b). For purposes of this definition, all amounts included in this calculation shall be determined in accordance with generally accepted accounting principles, consistently applied and consistent with the Latest Balance Sheet, as adjusted. Following the Closing, the Purchase Price will be adjusted based on the closing Tangible Net Worth of the Business as determined in accordance with Sections 2.3 and 2.4 (the "Closing Tangible Net Worth"). If the Closing Tangible Net Worth is less than Six Million Six Hundred Thousand Dollars ($6,600,000), the Purchase Price shall be decreased by the amount of such deficiency. If the Closing Tangible Net Worth is greater than Six Million Six Hundred Thousand Dollars ($6,600,000), the Purchase Price shall be increased by the amount of such excess. Such deficiency and such excess are herein referred to as the "Purchase Price Adjustment."

         Upon the final determination of the Closing Tangible Net Worth, Purchaser and Seller shall, if necessary, recompute the Purchase Price based upon the Closing Tangible Net Worth as finally determined. If the Purchase Price Adjustment shall decrease the Purchase Price (a "Purchase Price Reduction"), Seller and Parent shall be jointly and severally liable to pay the Purchase Price Reduction to Purchaser. Such obligation shall be satisfied first from any remaining balance of the escrow deposit. Following such final determination of the Closing Tangible Net Worth, Seller and Purchaser shall cause a joint written instruction to be delivered pursuant to the terms of the Escrow Agreement instructing the Escrow Agent to pay to Purchaser the Purchase Price Reduction. To the extent that the then remaining balance of the escrow deposit may be insufficient to pay the Purchase Price Reduction, the Seller and Parent shall be jointly and severally responsible to pay such amount to Purchaser within three
(3) business days after the final determination of the Closing Tangible Net Worth. If the Purchase Price Adjustment shall increase the Purchase Price (a "Purchase Price Increase"), Purchasers shall be jointly and severally liable to pay the Purchase Price Increase to Seller within three (3) business days after the final determination of the Closing Tangible Net Worth. In addition, upon the later of (a) one hundred eighty (180) days from the Closing Date and (b) three
(3) days after the final determination of the Purchase Price Adjustment, Seller and Purchaser shall cause a joint written instruction to be delivered pursuant to the terms of the Escrow Agreement instructing the Escrow Agent to pay to Seller the then remaining balance of the escrow deposit, if any, net of any amount to be paid to Purchaser with respect to uncollectible Receivables under
Section 2.6, the Warranty Deficiency under Section 2.7 and any amounts due and owing to Purchaser under the Transition Agreement (as hereinafter defined).

         1.8 Procedures for Final Determination of Closing Tangible Net Worth. Within forty-five days after the Closing Date, Seller shall prepare and deliver to Purchaser an unaudited balance sheet for the Business as of the opening of business on the Closing Date as determined in accordance with Section 2.3 (the "Closing Balance Sheet"). Within the later of 30 days after Purchaser's receipt of the Closing Balance Sheet or 75 days after the Closing Date, Seller's and Purchaser's respective independent certified public accountants (the "Auditors") shall each prepare a statement setting forth the Closing Tangible Net Worth for the Business and deliver it to the Seller and Purchaser. The Seller shall make available to the Purchaser, Auditors and other representatives the workpapers used in preparing the Closing Balance Sheet and such other documents as the Purchaser and Auditors may reasonably request. The Auditors shall consult with each other during their preparation of the statement of Closing Tangible Net Worth and shall mutually agree on the audit procedures ("Agreed Upon Procedures") to be applied to the Closing Balance Sheet in preparation of the statement of Closing Tangible Net Worth. If the Auditors agree on the final Closing Tangible Net Worth, they shall deliver their mutually approved determination thereof to Seller and Purchaser. If the Auditors cannot agree on the final Closing Tangible Net Worth, then each Auditor shall deliver to the Seller and Purchaser its own determination of Closing Tangible Net Worth. Within thirty (30) days after the receipt of the statement of Closing Tangible Net Worth, Seller and Purchaser shall deliver to each other a detailed written statement describing its objections, if any, to the Closing Tangible Net Worth. If Seller or Purchaser does not raise any objections within such thirty (30) day period, the Closing Tangible Net Worth shall become final and binding upon all parties. If Seller or Purchaser does raise any objections, Seller and Purchaser shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Seller or Purchaser shall have submitted its objections to each other, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Seller and Purchaser. If Seller and Purchaser are unable to mutually agree on such an accounting firm within five
(5) days after the expiration of said thirty (30) day period, a "big-five" accounting firm shall be selected by lot after elimination of one firm designated as objectionable by each of Seller and Purchaser. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Seller and one-half by Purchaser.

         1.9 Closing Tangible Net Worth Definition. For purposes hereof, the Closing Tangible Net Worth shall be determined as of the opening of business on the Closing Date and shall be equal to the Tangible Net Worth at such time. The Net Worth reports shall be prepared, and the Closing Tangible Net Worth shall be determined, in accordance with GAAP applied consistently with the Latest Balance Sheet.

         1.10 Uncollectible Accounts Receivable. If, within ninety (90) days after the Closing Date, Purchaser is unable to collect any of the Receivables or the AFI Industries, Inc. vendor receivable sold to Purchaser hereunder, Purchaser shall so notify Seller (the "AR Notice") and reconvey and assign to Seller such uncollectible Receivables, and Seller and Parent shall be jointly and severally liable to reimburse Purchaser therefor at the value of such uncollectible Receivables shown on Seller's books and records used for the purpose of determining Closing Tangible Net Worth, net of (a) any reserve for doubtful accounts on the Closing Balance Sheet (including any reserve specifically identifiable to Labconco Corporation) and (b) any payments received by Purchaser during such 90-day period with respect to accounts receivable previously written off by Seller prior to the Closing Date (the "Receivables Deficiency"). Such reimbursement obligation shall be satisfied first from any remaining balance of the escrow deposit pursuant to Section 2.1. No later than five (5) days after delivery of the AR Notice, Seller and Purchaser shall cause a joint written instruction to be delivered pursuant to the terms of the Escrow Agreement instructing the Escrow Agent to pay to Purchaser the Receivables Deficiency. To the extent that the then remaining balance of the escrow deposit is insufficient to pay the Receivables Deficiency, Seller and Parent shall be jointly and severally liable to pay such amount to Purchaser within five (5) business days after receipt of the AR Notice under this Section 2.6. In determining which Receivables shall be uncollectible, Purchaser shall credit any payments received from a particular customer against the oldest Receivable outstanding from such customer, and Purchaser shall exclude any Receivables the value of which was excluded from the determination of the Closing Tangible Net Worth. In addition, Purchaser shall use commercially reasonable efforts to collect the Receivables during such 90-day period and shall not take or omit to take any actions with respect to the obligors thereunder that would permit such obligors to pay any portion of their respective Receivables after expiration of such 90-day period.

         1.11 Warranty Claims. If, within ninety (90) days after the Closing Date, Purchaser is unable to sell or return to Seller's vendors any of the inventory on-hand as of the Closing Date specifically held on behalf of any of the claimants listed on the "Warranty Claims Schedule" attached hereto as
Schedule 2.7 (the "Warranty Claim Inventory"), Purchaser shall give Seller notice thereof (the "Warranty Notice") and assign, convey and transfer to Seller any such Warranty Claim Inventory. Seller and Parent shall be jointly and severally liable to repurchase any Warranty Claim Inventory then remaining for an amount equal to the value of such Warranty Claim Inventory shown on Seller's books and records used for the purpose of determining Closing Tangible Net Worth, net of any specific Warranty Reserve that is part of the Closing Tangible Net Worth (the "Warranty Deficiency") within five (5) business days after delivery of the Warranty Notice. If Purchaser incurs any costs associated with returning Warranty Claim Inventory to Seller's vendors, including, but not limited to, re-stocking fees and other related costs, then Seller shall reimburse Purchaser promptly when presented with Purchaser's invoices therefor. The repurchase obligation of Seller and Parent provided in this Section 2.7 shall be satisfied first from any remaining balance of the escrow deposit pursuant to Section 2.1. Within five (5) days after delivery of the Warranty Notice, Seller and Purchaser shall cause a joint written instruction to be delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement to pay to Purchaser the Warranty Deficiency. To the extent the remaining balance of the escrow deposit is insufficient to pay the Warranty Deficiency, Seller and Parent shall be jointly and severally liable to pay such amount to Purchaser within five (5) business days after receipt of the Warranty Notice.


                                   ARTICLE 3.

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         As an inducement to Purchaser to enter into this Agreement, Seller and Parent, jointly and severally, hereby represent and warrant to Purchasers as of the date hereof and as of the Closing Date that:

         1.12 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller is qualified to do business as a foreign corporation and is in good standing and pays taxes in the jurisdictions specified on the "Qualifications Schedule" attached hereto as Schedule 3.1, which are all jurisdictions in which the ownership of Seller's properties or the conduct of Seller's business requires Seller to be so qualified. Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its businesses as now conducted as they relate to the Business. The copies of the certificate of incorporation and by-laws of Seller which have been previously furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects. On the date hereof (a) SunSource indirectly owns, and on the Closing Date shall indirectly own, all of the issued and outstanding capital stock of SISC, and (b) SISC owns, and on the Closing Date shall own, all of the issued and outstanding capital stock of Seller.

         1.13 Subsidiaries. Seller owns no stock, partnership interest, joint venture interest or other security or interest in any corporation, organization or entity.

         1.14 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller, Parent and SISC. No other corporate act or proceeding on the part of Seller or Parent or their respective Boards of Directors is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and Parent, and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller and Parent shall each constitute, a valid and binding obligation of Seller and Parent, enforceable in accordance with their respective terms. Except for the consents from the parties to the contracts identified on Schedule 3.16 (other than the "Material Consents" which are conditions to Closing under Section 6.1(d)), the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and Parent and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Seller's or Parent's certificate of incorporation or by-laws or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Parent or Seller is bound or affected or any law, statute, rule, regulation, judgement, order or decree to which Parent or Seller is subject or by which any of the Purchased Assets is bound.

         1.15 Financial Statements. Seller has furnished Purchaser with copies of (a) its unaudited balance sheets of the Business as of December 31, 1998 and as of March 31, 1999 (the "Latest Balance Sheet") and the related unaudited income statements for the twelve month period ended December 31, 1998 and the 3-month period ended March 31, 1999 (collectively with the Latest Balance Sheet, the "Seller Statements") and (b) the audited balance sheet of Parent as of December 31, 1998 and the related audited financial statements for the fiscal years then ended. Each of the Seller Statements has been based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and accurately and completely present the financial condition and results of operations of the Business as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except for normal year-end adjustments, the absence of footnotes and as otherwise noted therein.

         1.16 Absence of Undisclosed Liabilities. Except as disclosed in the "Outstanding Liabilities" Schedule attached hereto as Schedule 3.5, as of the Closing, Seller shall have no liabilities or obligations with respect to the Business whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by Seller, Parent, SISC or any employee, agent, licensee or contractor of any of them at or prior to the Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing, except
(a) liabilities and obligations under agreements, contracts, leases or commitments described on the Leases Schedule (as defined in Section 3.8(b) hereof) and the Contracts Schedule (as defined in Section 3.12 hereof) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities and obligations reflected on the Latest Balance Sheet,
(c) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and (d) liabilities and obligations otherwise expressly disclosed in this Agreement or the "Assumed Liabilities Schedule" attached hereto as Schedule 1.3.

         1.17 No Material Adverse Changes. Since the date of the Latest Balance Sheet through the date hereof, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or customer relations of the Business.

         1.18 Absence of Certain Developments. Since the date of the Latest Balance Sheet, Seller has not:

             (1) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

             (2) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

             (3) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable;

             (4) sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, except in the ordinary course of business or canceled without fair consideration any material debts or claims owing to or held by it;

             (5) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

             (6) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except in accordance with past custom and practice), or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

             (7) made, or agreed to make, any capital expenditures or capital commitments therefor that aggregate in excess of $10,000 without Purchaser's prior written approval;

             (8) made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any persons;

             (9) suffered any extraordinary losses or waived any rights of material value with respect to the Purchased Assets or the Assumed Liabilities, whether or not in the ordinary course of business or consistent with past practice;

             (10) entered into, or agreed to enter into, any other transaction other than in the ordinary course of business;

             (11) made, or agreed to make, any charitable contributions or pledges other than in accordance with past practices and in excess of $5,000 in the aggregate;

             (12) suffered any damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance;

             (13) made any purchase commitment of services or goods in excess of the then current market price therefor or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry; or

             (14) made, or agreed to make, any declaration or payment to its stockholder of any non-cash dividend or other non-cash distribution in respect to its stock.

         1.19 Title and Condition of Properties.

             (1) Seller owns no real estate.

             (2) The leases described on the "Leases Schedule" attached hereto as Schedule 1.1(d) (individually, a "Lease" and, collectively, the "Leases") are in full force and effect, and Seller (as indicated on such schedule) holds a valid and existing leasehold interest under each of the Leases for the term set forth on the Leases Schedule. The Leases constitute all of the leases under which Seller holds a leasehold interest in real estate. Seller has delivered to Purchaser complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser. Seller is not in default under any of the Leases, and no other party to the Leases has the right to terminate, accelerate performance under or otherwise modify any of the Leases, including upon the giving of notice or the passage of time. To the best of Seller's knowledge, no third party to any Lease is in default under such Lease. At the Closing, Seller shall assign and legally transfer to Purchaser its leasehold interest in the Leases, subject to obtaining the consent of the lessor under each of the Leases if required by the terms of the applicable Lease or governing law, free and clear of all liens, security interests, charges and other encumbrances.

             (3) The real estate demised by the Leases constitutes all of the real estate used or occupied by Seller, and no other real estate is necessary for the conduct of the Business in the manner conducted by Seller.

             (4) Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the personal property and assets shown on the Latest Balance Sheet or acquired thereafter in the ordinary course of business (or otherwise with Purchaser's approval) or located on any of its premises, except for liens of current taxes not yet due and payable (which shall be pro-rated) and liens disclosed on the Latest Balance Sheet. At the Closing, Seller shall sell, assign, transfer and convey to Purchaser by customary bill of sale good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than liens for current taxes not yet due and payable.

             (5) Seller's buildings, machinery, equipment and other tangible assets used in the operation of the Business (including, without limitation, the equipment listed in Schedule 1.1(e)) are in good operating condition and repair, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business in the manner conducted by Seller.

             (6) Seller is not aware of any violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of any of its leased or occupied properties, including, without limitation, any applicable environmental protection or occupational health and safety laws and regulations ("OSHA") except for any non-OSHA violations that, in the aggregate, would not have a material adverse effect on the Business. Within the three (3) years prior to the date of this Agreement, neither Seller nor Parent has received any written notice of any such violation (except with respect to any non-OSHA violation that no longer exists) or any condemnation proceeding with respect to any properties used or leased by Seller.

         1.20 Accounts Receivable. All accounts receivable of Seller reflected on the Latest Balance Sheet, and to be reflected on its books of the Closing Date, are and shall be valid receivables, and are and shall be subject to no valid counterclaims or setoffs in excess of any reserves therefor.

         1.21 Inventories and Specifications.

             (1) Seller's inventories reflected on the Latest Balance Sheet and as of the Closing Date, net of any applicable reserve for slow-moving, obsolete or damaged goods established consistent with past practices, consisted and shall consist of a quality and quantity usable and saleable in the ordinary course of business, net of such reserve, and otherwise were not and will not be slow-moving, obsolete or damaged. All of such inventory was and will be valued using the first-in, first-out method of valuation, and consisted and will consist of items which are of merchantable quality, in good, salable and usable condition, net of such reserve, and were and will be salable in the ordinary course of business, net of such reserve. All such inventory was and will be located on the Seller's owned or leased premises, except such thereof as is in the process of being delivered to or, pursuant to a consignment agreement or customized inventory management system agreement, is located at a customer's facility.

             (2) Seller's inventories reflected on the Latest Balance Sheet and as of the Closing Date met or exceeded and meets or exceeds Industrial Fastener Industry ("IFI") standards or specifications and/or any specifications designated by a customer drawing, blueprint or purchase order for which it was purchased.

         1.22 Tax Matters.

             (1) Each of Parent and Seller has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description with respect to the Business (the "Returns") and required to be filed by it (all such returns being accurate and complete in all respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from or imposed on Seller or Parent or their respective properties, assets, income, franchises, leases, licenses, sales or use with respect to the Business by any federal, state, local or foreign taxing authorities (collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which each of Parent and Seller has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. The amounts recorded as reserves for Taxes on a gross or net basis on the Latest Balance Sheet are sufficient in the aggregate for payment by Seller of all unpaid Taxes (including any interest or penalties thereon) for the period ended as of the date of the Latest Balance Sheet or for any year or period prior thereto. Neither the IRS nor any state, local or foreign taxing authority has ever examined any income tax return of Parent or Seller with respect to the Business, whether singly or as a member of an affiliated group, except as otherwise specifically disclosed on the "Tax Matters Schedule" attached hereto as Schedule 3.11, which sets forth the date or dates since December 31, 1991, through which any foreign, state, local or other taxing authority has examined or is in the process of examining any foreign, state, local or other returns with respect to the Business of Parent or Seller. Except as set forth on the "Tax Matters Schedule", neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other tax return of Parent or Seller. There are no disputes pending, or claims asserted, for Taxes upon Parent or Seller. Neither Parent nor Seller has been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local return or for any period or agreed to an extension of time with respect to a Tax assessment or deficiency. Neither Parent nor Seller has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. No claim has ever been made by an authority in a jurisdiction where Parent or Seller does not file Returns that Parent or Seller is or may be subject to taxation by that jurisdiction. Neither Parent nor Seller has filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where Seller was not the common parent of the group. Neither Parent nor Seller is or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. Neither Parent nor Seller has any liability for Taxes as a transferee of, or successor to, any other person. Neither Parent nor Seller has filed a consent under Section 341(f) of the Code. Parent and Seller have provided to Purchaser or its representatives complete and correct copies of its federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1993. Except as disclosed in Schedule 3.11, there exists no proposed assessment against Parent or Seller or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

             (2) All monies required to be withheld from employees, independent contractors, stockholders, or creditors of Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld as appropriate and collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

             (3) Seller has not made any payments, is not obligated to make any payments, nor is Seller a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G. Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller has not acquired any United States real property interest, as defined in Code Section 897(c), from a foreign person without complying with the withholding requirements contained in Code Section 1445.

         1.23 Contracts and Commitments.

             (1) Except as set forth in Section 3.18 or in the "Contracts Schedule" attached hereto as Schedule 3.12(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 3.12(d), and except for any contract entered into in the ordinary course of the Business as to which Seller's remaining obligation is less than $10,000 as of the date hereof (provided that all of such contracts do not exceed $50,000 in the aggregate), Seller is not a party to or bound by any:

                 (1) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements or contracts requiring Seller to pay post-retirement medical benefits;

                 (2) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

                 (3) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

                 (4) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                 (5) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

                 (6) license or royalty agreement;

                 (7) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party;

                 (8) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                 (9) contract or group of related contracts with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.12(d) hereof);

                 (10) other contract with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

                 (11) contract which prohibits it from freely engaging in business or in any way restrains its business activities anywhere in the world;

                 (12) contract relating to the distribution of its products;

                 (13) contract with any officer, director, partner, shareholder or other insider; or

                 (14) other agreements whether or not entered into in the ordinary course of business.

             (2) Except as specifically disclosed in the Contracts Schedule, (i) to Seller's knowledge, no contract or commitment has been breached in any respect or canceled by the other party, (ii) since the date of the Latest Balance Sheet, no supplier has notified Seller that it shall stop or decrease in any material respect the rate of business done with Seller, (iii) Seller has in all material respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement to which it is a party; and (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any lease, contract, instrument or other agreement to which Seller is a party.

             (3) Purchaser has been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule, together with all amendments, waivers or other changes thereto.

             (4) Seller has no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of Seller's business relationship with any customer or group of customers related to the Business or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance that is reasonably likely to result in the loss of any customers related to the Business after the date hereof. Each contract, agreement or lease with customers of Seller relating to the Business ("Customer Contracts") is in one of the forms attached to the "Customer Contract Schedule" attached hereto as Schedule 3.12(d), except for completion of blanks and has not been modified with respect to the limitations on liability or service charge increase provisions, whether in writing, orally, by course of dealings or otherwise, and Seller is not providing or obligated to provide goods or services to others except pursuant to a written contract in such form in each case. Except as indicated on the Customer Contract Schedule,
(A) to the Seller's knowledge, each of the Customer Contracts is valid, enforceable and in full force and effect in accordance with the terms thereof,
(B) to the Seller's knowledge, there is no existing material default or event or condition which, with notice or lapse of time or both, would constitute an event of material default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, (D) except as set forth on Schedule 3.12(d), no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to Purchaser without causing a default or giving rise to a right of termination thereunder, and (E) each Customer Contract complies with all applicable laws, rules and regulations.

         1.24 Proprietary Rights. Seller owns and possesses all right, title and interest in and to the Proprietary Rights, including, but not limited to, those proprietary rights necessary to conduct the Business in the manner conducted by Seller. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such Proprietary Rights. Seller has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third parties and, to the best of Seller's knowledge, Seller's Proprietary Rights have not been infringed by any third parties.

         1.25 Litigation; Proceedings. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller's knowledge, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for any such item that would not have a material adverse effect on the Business. No officer, director, employee or agent of Seller has been or is authorized to make or receive, and Seller knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three (3) years preceding the date hereof, Seller has received no opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously or presently conducted.

         1.26 Brokerage. Except as set forth on the "Brokers Schedule" attached hereto as Schedule 3.15, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

         1.27 Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby and thereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 3.16 on which the "Material Consents" for purposes of Section 6.1(d) have been designated.

         1.28 Employees and Agents. Seller has not received written notice that any key employee or agent, or group of Seller's employees or agents, has any plans to terminate employment with Seller. Seller has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Seller has no existing relationships with any union or employee representative or any labor relations problems, and there has been no union organization efforts by any employee of Seller. Seller has no reason to believe that (if Purchaser elects to hire them) the services of any of the present employees of Seller will not be available for continued conduct of the Business after the Closing on substantially the same terms as now conducted.

         1.29 Employee Benefit Plans.

             (1) The "Employee Benefits Schedule" attached hereto as Schedule
3.18 contains a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other arrangement, program or plan providing medical, life, disability, severance, deferred compensation, education, dependent care, or other retirement or welfare benefits, maintained by Seller and/or any ERISA affiliate (within the meaning of Code Section 414) in which any employee of the Business, or any beneficiary thereof, participates or to which Seller is or was obligated to contribute (the "benefit plans"). Seller has provided true and correct copies of the benefit plans to Purchaser.

             (2) All benefit plans have been administered in all material respects in compliance with all applicable requirements of ERISA and the Code, and Seller has not incurred, and as of the Closing Date will not incur, any liability with respect to any benefit plan which creates a lien upon, or can be collected from, the Assets being purchased under this Agreement, nor which may impose, directly or indirectly, any obligation or liability on Purchaser, as a successor employer or otherwise, including without limitation any liabilities with respect to the health care continuation requirements of Code Section 4980B. It is expressly understood and agreed that Purchaser is not assuming any of the benefit plans and that Seller shall retain all liabilities with respect to the benefit plans.

             (3) Except as set forth in Schedule 3.18, all accrued contributions and other payments to be made by Seller or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate therefor have been set aside and reflected on the Latest Balance Sheet.

         1.30 Insurance. The "Insurance Schedule" attached hereto as Schedule
3.19 lists and briefly describes each insurance policy maintained by Seller with respect to the Purchased Assets and the Business. Seller has delivered to Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and Seller is not and has never been in material default with respect to its obligations under any of such insurance policies. During the three-year period ending on the date hereof, Seller has never been refused any insurance coverage for which it has applied or had any insurance policy canceled.

         1.31 Affiliated Transactions. No officer, director, stockholder or affiliate of Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction with Seller or has any interest in any property used by Seller.

         1.32 Compliance with Laws; Permits; Certain Operations.

             (1) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which apply to the Business or the Purchased Assets or to which Seller may otherwise be subject, and Seller has not received notice of any violation of any such law or regulation, except (i) any such violations that have been corrected, (ii) any such violations that, in the aggregate, would not have a material adverse effect on the Business and (iii) any such violations as are set forth on the "Compliance Schedule" attached hereto as Schedule 3.21(a), which schedule includes all OSHA violations. In particular, but without limiting the generality of the foregoing, Seller has not violated or received a notice or charge asserting any violation of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business, except for (A) any such violations that have been corrected, and (B) any such violations that, in the aggregate, would not have a material adverse effect on the Business.

             (2) Except for any such items the absence of which would not, in the aggregate, have a material adverse effect on the Business, Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as
Schedule 3.21(b). Seller has not received any notice (and Seller has no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that Seller is in material violation of any such license, permit, certificate or authorization.

         1.33 Environmental Matters.

             (1) As used in this Section 3.22, the following terms shall have the following meanings:

                 (1) "Hazardous Materials" means any dangerous, toxic, hazardous or radioactive pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or liability under any Environmental Law.

                 (2) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                 (3) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

             (2) Seller's operation of the Business at or from all real estate owned, leased or operated by Seller and its operation of the Purchased Assets comply in all material respects with all applicable Environmental Laws. All real estate owned or leased by Seller, whether occupied by Seller or third parties or vacant, comply in all material respects with all applicable Environmental Laws.

             (3) Seller has obtained and maintained in full force and effect all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to own or operate the Purchased Assets (collectively, the "Environmental Permits") all of which are disclosed in the "Environmental Matters Schedule" attached hereto as Schedule 3.22. Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the operation of the Business and the operation of the Purchased Assets, the Real Estate, and all leased premises and any other property owned, operated, or leased by Seller at any time.

             (4) Except as set forth in the "Environmental Matters Schedule":
(i) no Hazardous Materials have been generated, stored, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, or released by Seller on, under or about any part of any real property owned, leased or operated by Seller in violation of any Environmental Law, and (ii) no real property owned, leased or operated by Seller or any of the other Purchased Assets contain any asbestos, urea, formaldehyde, radon, polychlorinated biphenyls ("PCBs") or pesticides at levels or amounts, or in a condition, that violate any Environmental Law.

             (5) Except as set forth in the "Environmental Matters Schedule", Seller has received no notice alleging in any manner that Seller is, or might be potentially, responsible for any Release of Hazardous Materials, or any costs arising under or in violation of Environmental Laws with respect to the Purchased Assets, the leased premises, or the operation of the Business.

             (6) None of the real estate leased or operated by Seller is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

             (7) No condition exists at any property which Seller operates or leases, and to the best of Seller's knowledge, any property which Seller formerly owned, operated, or leased or where any wastes generated at any time by Seller may have been stored, treated, or disposed, which constitutes or which, with the passage of time, could reasonably be expected to constitute a violation of or give rise to liability under any Environmental law.

             (8) Seller has disclosed and delivered to Purchaser all environmental reports and investigations which Seller has obtained or ordered with respect to the Purchased Assets, the leased premises or the Business.

             (9) No lien has been attached or filed against Seller with respect to the Purchased Assets or any leased premises in favor of any governmental or private entity for (i) any liability or imposition of costs under or in violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

         1.34 Product and Warranty Claims. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.23, Seller has no knowledge of and has not received during the past five (5) years any claim or notice (a) with respect to any occurrences arising out of the use or operation of products engineered, designed, manufactured, sold, installed, monitored or serviced by or on behalf of Seller, which has resulted in any injury or death to person or damage to property, or (b) any claim or notice that such products do not conform to any agreement, representation or warranty made by Seller (or implied by law) with respect to such products that is unresolved as of the date hereof that, in the case of (a) or (b) involved complaints which were filed against Seller or which were submitted to an insurance carrier for coverage. Subject to the terms of the policies of insurance described on the Insurance Schedule, Seller is covered against all damages, liability and expenses for any claims based upon products engineered, designed, manufactured, sold, installed, monitored or serviced by or on behalf of Seller (including, but not limited to, costs of investigation and attorneys' fees and expenses) under policies of insurance described on the Insurance Schedule.

         1.35 Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a fact or omit a fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         1.36 Year 2000. Except with respect to the Hillman Industrial division, all of Seller's main frame computer hardware and related material software programs used in the operation of the Business, whether owned or licensed, are able to recognize and to perform properly any date-sensitive functions involving certain dates prior to and any dates after December 31, 1999 (the "Year 2000 Problem"), and Seller has made a related appropriate inquiry of each of its suppliers and vendors. Seller and Parent believe that the Year 2000 Problem will not have an adverse effect on Seller's Business.

         1.37 Closing Date. All of the representations and warranties of Seller in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Purchaser are true and correct in all respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date, except for any representations and warranties made as of a specific date and for any modifications or updates specifically contemplated or permitted by this Agreement.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Purchasers hereby jointly and severally represent and warrant to Seller as of the date hereof and as of the Closing Date that:

         1.38 Corporate Organization and Power. Purchaser is a corporation duly organized and validly existing under the laws of the State of Illinois with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. On the date hereof, Lawson indirectly owns, and on the Closing Date, Lawson shall indirectly own, all of the issued and outstanding capital stock of Purchaser.

         1.39 Authorization. The execution, delivery and performance by Purchasers of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Purchasers are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by Purchasers, the other agreements contemplated hereby to which each Purchaser is a party shall each constitute the valid and binding obligation of Purchasers, respectively, enforceable against Purchasers in accordance with their respective terms.

         1.40 No Violation. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Purchaser and Lawson and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, or (c) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Purchaser's or Lawson's certificate of incorporation or by-laws or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Purchaser or Lawson is bound or affected or any law, statute, rule, regulation, judgement, order or decree to which Purchaser or Lawson is subject.

         1.41 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

         1.42 Financial Statements; SEC Reports. Lawson has filed all required forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1998, including its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (collectively, the "SEC Reports"). The financial statements of Lawson included in the SEC Reports were prepared in accordance with GAAP, consistently applied during the applicable periods (except in the case of unaudited interim statements, to the extent such statements do not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial condition of Lawson and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and footnotes).

         1.43 Closing Date. All of the representations and warranties of Purchasers contained in this Article 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Seller are true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date.


                                   ARTICLE 5.

                                CERTAIN COVENANTS

         1.44 Affirmative Covenants. Prior to the Closing, Seller shall and Parent shall cause Seller to:

             (1) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice (including placing purchase orders only for reasonable quantities and at reasonable prices and accepting customer orders only for reasonable quantities on reasonable terms);

             (2) keep in full force and effect its corporate existence and all material rights, franchises and intellectual property relating to or pertaining to the Business;

             (3) use commercially reasonable efforts to retain its employees and sales agents and preserve its present business relationships, and continue to compensate its employees and sales and other agents in accordance with past custom and practice, but such efforts shall not require the payment of any compensation in excess of Seller's and/or Parent's current customary compensation to such employees and past custom and practice;

             (4) maintain the Purchased Assets in good and customary repair, order and condition in accordance with past practice and maintain insurance reasonably comparable to that in effect on the date of this Agreement; replace in accordance with past practice its inoperable, worn out and obsolete assets with assets of comparable quality; in the event of any casualty, loss or damage to any of the material Purchased Assets prior to Closing, either repair or replace such assets with assets of comparable quality or, if Purchaser agrees, transfer to Purchaser at Closing the proceeds of any insurance recovery with respect thereto;

             (5) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 3.4 hereof and file with the appropriate taxing authorities any and all returns required to be filed by it for the periods covered thereby;

             (6) permit Purchaser and its employees, agents, accounting and legal representatives and potential lenders and their representatives to have access to its books, records, invoices, contracts, leases, key personnel, independent accountants, property, facilities, equipment and other things reasonably related to the Business or the Purchased Assets;

             (7) use commercially reasonable efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated hereby, including, but not limited to, with respect to each Lease, a consent to the assignment of such Lease to Purchaser (which efforts shall not require the payment of any amount or the undertaking of any obligation not referred to in the particular document or agreement for which consent is being obtained), and to cause the other conditions to Purchaser's obligation to close to be satisfied; and

             (8) from time to time prior to the Closing, supplement or amend any of the Schedules referred to herein with respect to any matter that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any of the Schedules or that is necessary to correct any information in any of the Schedules that has been rendered inaccurate by an event occurring after the date hereof.

         1.45 Negative Covenants. Prior to the Closing, without the prior written consent of Purchaser, Seller shall not:

             (1) take any action that would require disclosure under Section 5.1(h) of this Agreement;

             (2) directly or indirectly (including through any agent, broker, finder or other third party), offer to sell, merge, consolidate or otherwise dispose of, negotiate for the sale, merger, consolidation or other disposition of, initiate or continue discussions concerning the sale, merger, consolidation or other disposition of, Seller as a whole, or the sale or other disposition of any of its shares of capital stock or any of the Purchased Assets (other than inventory in the ordinary course of business);

             (3) take or omit to take any action, or permit its affiliates to take or omit to take any action, which would reasonably be anticipated to have a material and adverse effect upon the Business or the Purchased Assets;

             (4) declare or pay any non-cash dividend or other non-cash distribution with respect to the capital stock of Seller; or

             (5) except as provided in Section 11.3 hereof, disclose to any third party, except its representatives in connection with the transactions contemplated by this Agreement on a need-to-know basis, any information regarding the Purchaser, its business operations, its customers or suppliers and the existence of this Agreement or the transactions contemplated hereunder.

         1.46 Guaranty. Lawson shall cause Purchaser to comply with all of its obligations in this Agreement and in any other document contemplated by this Agreement. Lawson hereby guarantees the performance by Purchaser of all Purchaser's obligations in this Agreement and in any other document contemplated by this Agreement in a manner consistent with the terms of this Agreement.


                                   ARTICLE 6.

                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

         1.47 Conditions to Purchaser's Obligation. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

             (1) the representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement, except for any representations and warranties made as of a certain date and for any changes contemplated or permitted by this Agreement;

             (2) Seller and Parent shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

             (3) there shall have been no adverse change in the operations, financial condition, operating results or assets of the Business since the date of the Latest Balance Sheet other than any effect resulting from general national economic conditions or any occurrence or condition affecting the entire industry in which the Business is conducted that does not have a material adverse effect on the Business;

             (4) all consents by third parties that are identified as "Material Consents" on Schedule 3.16 shall have been obtained on terms and conditions satisfactory to Purchaser in its sole discretion;

             (5) no action or proceeding before any court or government body shall be pending or threatened which, in the reasonable judgment of Purchaser, made in good faith and upon the advice of counsel, makes it inadvisable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Purchased Assets or Business;

             (6) Purchaser shall have received from Seller's and Parent's counsel, Morgan, Lewis & Bockius LLP, an opinion with respect to the matters set forth in Exhibit C attached hereto (the "Seller's Opinion"), addressed to Purchaser and dated the Closing Date, in form and substance satisfactory to Purchaser;

             (7) not less than five (5) business days prior to the Closing Date, Seller shall have provided Purchaser, at Seller's expense, with UCC search reports ("UCC Searches") of Seller disclosing no liens or encumbrances against the Purchased Assets other than (i) statutory liens not yet delinquent, (ii) such imperfections or irregularities of title or liens that do not (A) materially detract from or interfere with the proposed use by Purchaser of the Purchased Assets subject thereto or affected thereby, (B) otherwise impair the present business operations at such properties, (C) detract from the value of such properties and assets, (iii) the rights of customers of Seller with respect to inventory under orders or contracts entered into by Seller in the ordinary course of business, (iv) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar liens arising in the ordinary course of business in respect of obligations not overdue or which are being contested in good faith, and (v) deposits or pledges that are statutory obligations to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations;

             (8) all proceedings to be taken by Seller and Parent in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents specified for delivery hereunder or reasonably requested by Purchaser shall be reasonably satisfactory in form and substance to Purchaser and its counsel;

             (9) Richard J. Schwind shall have entered into an employment agreement with Purchaser in substantially the form attached hereto as Exhibit D (the "Employment Agreement);

             (10) Seller and Purchaser shall have entered into a Transitional Services and Supply Agreement in the form attached hereto as Exhibit E (the "Transition Agreement"); and

             (11) Purchaser shall have reviewed and approved any and all supplements or amendments to the schedules made by Seller or Parent pursuant to
Section 5.1(h).

Any conditions specified in this Section 6.1 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser, except as otherwise provided in Section 10.3.

                                   ARTICLE 7.

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

         1.48 Conditions to Seller's Obligation to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

             (1) the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

             (2) Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

             (3) Seller shall have received from Purchaser's counsel, Vedder, Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit F attached hereto (the "Purchaser's Opinion"), addressed to Seller and dated the Closing Date, in form and substance reasonably satisfactory to Seller;

             (4) all proceedings to be taken by Purchaser in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its counsel.

Any condition specified in this Section 7.1 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller, except as otherwise provided in Section 10.3.


                                   ARTICLE 8.

                              CLOSING TRANSACTIONS

         1.49 The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder, Price, Kaufman & Kammholz in Chicago, Illinois at 10:00 a.m. local time on or before June 30, 1999, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

         1.50 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 8.3.

         1.51 Closing Documents.

             (1) Seller shall deliver to Purchaser at the Closing the following documents, duly executed by Seller where necessary to make them effective:

                 (1) an officer's certificate in the form set forth in Exhibit G attached hereto, stating that the preconditions specified in Section
         6.1 (a) through (d), inclusive, have been satisfied;

                 (2) copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

                 (3) such bills of sale, instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

                 (4) such assignments of Leases as Purchaser may reasonably request;

                 (5) certified copies of the resolutions duly adopted by the Board of Directors and stockholders of Seller and the Board of Directors of Parent authorizing and any other consents required pursuant to the Certificate of Incorporation or the By-laws of Seller to authorize, the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                 (6) all of Seller's contracts and commitments, files, books, records and other data relating to the Business and the Purchased Assets;

                 (7) copies of good standing certificates in all jurisdictions where the Seller is qualified to do business;

                 (8) the Seller's Opinion;

                 (9) the Transition Agreement;

                 (10) a certificate of the Secretary of the Seller certifying as to the correctness and completeness of the Certificate of Incorporation and Bylaws of the Seller and all amendments thereto; and

                 (11) such other documents or instruments as Purchaser or the Title Insurer may request to effect the transactions contemplated hereby.

             All of the foregoing documents in this Section 8.3(a) shall be reasonably satisfactory in form and substance to Purchaser and shall be dated the Closing Date.

             (2) Purchaser shall deliver to Seller at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

                 (1) the amount of the Purchase Price payable at Closing, as provided in Section 2.1;

                 (2) an assumption agreement providing for the assumption by Purchaser of the Assumed Liabilities;

                 (3) an officer's certificate in the form set forth as Exhibit H attached hereto, stating that the preconditions specified in Section
         7.1 (a) and (b) hereof have been satisfied;

                 (4) the Purchaser's Opinion;

                 (5) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchaser to effect the transactions contemplated by this Agreement

                 (6) such other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby;

                 (7) certified copies of the resolutions duly adopted by the Board of Directors of Purchaser and Lawson authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of all other transactions contemplated by this Agreement;

                 (8) copies of good standing certificates in all jurisdictions where the Purchaser is qualified to do business;

                 (9) the Transition Agreement; and

                 (10) a certificate of the Secretary of Purchaser, certifying as to the correctness and completeness of the Certificate of Incorporation and Bylaws of the Purchaser and all amendments thereto.

             All of the foregoing documents in this Section 8.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

             (3) The Employment Agreement shall have been executed and delivered by the parties thereto.

             (4) Purchaser, Seller and the Escrow Agent shall execute and deliver to one another at the Closing the Escrow Agreement.

         1.52 Possession. Simultaneously with the Closing, Seller shall take such steps as may be requisite to put Purchaser in actual possession and operating control of the Business and the Purchased Assets.

         1.53 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Purchaser of the Contracts is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchaser shall assume no obligations or liabilities thereunder. Seller shall advise Purchaser promptly in writing with respect to any Contract which it knows or has reason to know that it will not receive any required consent. Without in any way limiting Seller's obligation to use commercially reasonable efforts to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and, at Purchaser's election, the Closing hereunder is consummated, Seller shall cooperate with Purchaser in any reasonable arrangement designed by Purchaser to provide Purchaser with the rights and benefits, subject to the obligations, under the Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and, if requested by Purchaser, Seller shall act as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require; provided, however, that Seller shall not be required to pay any amount or undertake any obligation not referred to in the particular document or agreement for which consent is being obtained.


                                   ARTICLE 9.

                                 INDEMNIFICATION

         1.54 Indemnification by Seller.

             (1) Seller and Parent, jointly and severally, agree to and shall indemnify in full Purchasers and defend and hold Purchasers harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal fees and expenses) (collectively, "Losses"), that the Purchasers may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breach of any of the warranties of Seller or Parent contained in this Agreement or in any exhibits, schedules or certificates or other agreements or documents specifically identified in this Agreement for delivery pursuant to the terms of this Agreement or otherwise mutually agreed upon and executed by the parties (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement or covenant of Seller or Parent contained in this Agreement or any of the Related Documents, (iii) except as otherwise reserved for on the Latest Balance Sheet, any claim of liability for breach of warranty or contract arising out of the operation of the Business prior to the Closing Date, or (iv) any claim of liability for injury or damage to person or property caused or alleged to have been caused by the use or operation of products sold, installed, monitored or serviced by or on behalf of Seller prior to the Closing Date, or (v) any claim of non-compliance with Environmental Laws by Seller or Parent or any of the properties owned or leased by Seller or Parent or for damages as a result thereof, or (vi) any claim for refund or reimbursement of any payment made to Seller, Parent or Purchaser by any customer of Seller's Business based on preference or priority as asserted by any receiver or trustee in bankruptcy or bankruptcy court (collectively, "Purchaser Losses").

             (2) Seller shall also indemnify Purchasers and hold Purchasers harmless against and in respect of any Purchaser Losses resulting or arising from the rights of any creditors of Seller pursuant to any bulk sales laws which may apply under the laws of the States of Kansas and Ohio, except to the extent that such rights may result from the failure of Purchaser to perform its obligations hereunder.

             (3) Any Losses shall be determined after taking into account any recoveries that an Indemnified Party (defined below) actually receives from insurance policies or other third parties or other resources specifically identified or referenced in this Agreement; it being the intention of the parties to avoid double recovery. The determination of Losses shall also exclude the effect of any multiplier that may be alleged to have been used by Purchaser in its determination of the Purchase Price. Any Losses shall include punitive damages, if available, and shall exclude consequential damages except those paid or payable by the Indemnified Party to a third party.

         1.55 Indemnification by Purchaser. Purchasers, jointly and severally, agree to indemnify in full Seller and Parent (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of any of the Purchasers contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement or covenant of any of the Purchasers contained in this Agreement or any of the Related Documents, (iii) any claim for liability for injury or damage to person or property caused or alleged to have been caused by the use or operation of products sold, installed, monitored or served by or on behalf of Purchaser on or after the Closing Date and (iv) any claim of non-compliance with Environmental Laws by Purchaser or Lawson on any of the properties owned or leased by Purchaser or Lawson or for damages as a result thereof (collectively, "Seller Losses").

         1.56 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable; the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

             (1) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

             (2) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within forty-five (45) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand in accordance with the terms hereof. If the Indemnifying Party gives notice to the Notifying Party that it disputes the claim, the Notifying Party may pursue whatever legal remedies may be available to enforce its rights under this Article 9.

         1.57 Limitations. The rights to indemnification in this Article 9 shall be subject to the following limitations:

             (1) Any claim for indemnification under this Article 9 shall be made by giving notice under Section 9.3 to the party or parties against whom indemnification is sought. Any such notice must be given on or before May 1, 2001, except for any claims for indemnification arising out of a misrepresentation or breach of the representations and warranties in Sections
3.11 or 3.22 which may be given at any time up to and including the third anniversary of the Closing Date. Any claim for indemnification given after such dates will have no effect.

             (2) Except for claims for non-payment of the Purchase Price Adjustment (if due to Purchaser) and for payments or damages related to any of the Excluded Liabilities, Seller and Parent shall not be required to indemnify Purchasers under Section 9.1 until the Purchaser Losses, individually or in the aggregate, as to which Purchasers would otherwise be entitled to indemnification exceed $75,000 (the "Deductible"), at which point Seller and Parent shall be jointly and severally liable to reimburse Purchasers for all Purchaser Losses that may arise in excess of the Deductible. Neither the Deductible nor any part of this Section 9 shall apply to any Purchaser Losses arising out of Seller's or Parent's breach of Section 2.3, 2.6 or 2.7 to the extent Purchaser has already received payment therefor.

             (3) The aggregate amount of the Purchaser Losses for which Seller and Parent, in the aggregate, shall be liable with respect to this Agreement and the Related Document shall not exceed the Purchase Price.

             (4) Except for any injunctive relief to which a party may be entitled, the indemnification remedy provided in this Article 9 shall constitute the sole remedy of any party hereto with respect to this Agreement and the Related Documents.

             (5) Seller and Parent agree that, in addition to any other rights or remedies available to Purchaser, Purchaser may make a claim against the Escrow Account pursuant to the Escrow Agreement to satisfy, among other obligations of Seller and Parent, (i) any of the obligations of Seller and Parent under Section 9.1 of this Agreement and (ii) any amount due from Seller in connection with the final determination of the Closing Tangible Net Worth, the Receivables Deficiency or the Warranty Deficiency.

         1.58 Pre-Closing Remedies. Prior to the Closing, the parties hereto may pursue whatever legal remedies may be available under applicable law for any breach of this Agreement by another party hereto, except that Purchasers acknowledge that Seller and Parent shall not have any liability hereunder for any breach of a representation or warranty that shall have occurred after the execution of this Agreement (other than as a result of Seller's or Parent's willful acts or omissions) and shall not have been avoidable through commercially reasonable efforts of Seller or Parent.

                                   ARTICLE 10.

                                   TERMINATION

         1.59 Termination. This Agreement may be terminated at any time prior to the Closing:

             (1) by mutual written consent of Purchaser and Seller;

             (2) by either Purchaser or Seller if there has been a misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party);

             (3) by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by July 15, 1999; provided, however, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's or, in the case of Seller, Parent's, willful breach or obstruction of the consummation of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby; or

             (4) by Purchaser in its sole discretion if Seller shall have supplemented or amended any Schedule after the date hereof in accordance with
Section 5.1(h) and the changes made by such supplement or amendment, together with any previous supplement or amendment of any Schedules, could reasonably be expected to have an adverse effect on the Business.

         1.60 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller, Parent or Purchaser, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 11.7.

         1.61 Effect of Closing. Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 6 or 7 unless such waiver is made in writing.

                                   ARTICLE 11.

                              ADDITIONAL AGREEMENTS

         1.62 Survival. Subject to the limitations of Article 10, the representations, warranties, covenants and agreements set forth in this Agreement or in any writing specifically required to be delivered to Purchaser or Seller in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Purchaser or Seller, the knowledge of any of Purchaser's, Parent's or Seller's officers, directors, stockholders, employees or agents, or the acceptance by Purchaser or Seller of any certificate or opinion.

         1.63 Mutual Assistance. Subsequent to the Closing, Seller on the one hand and Purchaser on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

         1.64 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby or other announcements to the employees, customers or suppliers of Seller shall be issued without the joint approval of Purchaser and Seller, which shall not be unreasonably withheld, delayed or conditioned. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by any party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

         1.65 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Seller and Purchaser shall each pay one-half of the cost of recording any documents necessary to place record title to the Purchased Assets in the condition warranted by or required of Seller by this Agreement.

         1.66 Further Transfers. After the Closing, Seller and Parent shall, and shall cause their respective affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting its rights in the Purchased Assets.

         1.67 Transition Assistance. Except for those actions permitted by
Section 11.8(a) and (b) hereof, from the date hereof and until five (5) years after the Closing, neither Seller nor Parent shall in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

         1.68 Confidentiality. During the term of this Agreement and whether or not the transactions contemplated hereby are consummated, Purchasers shall maintain the confidentiality of all information and materials received by it which are reasonably designated by Seller as confidential except for the approved Press Release referenced in Section 11.3 and any information required to be disclosed pursuant to applicable laws. If the transactions contemplated by this Agreement are not consummated, Purchasers shall maintain the confidentiality of all information and materials received by it which are reasonably designated by Seller as confidential, and Purchasers shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. During the term of this Agreement and whether or not the transactions contemplated hereby are consummated, Seller and Parent shall maintain the confidentiality of all information and materials regarding Seller, the Business, this Agreement and the transactions contemplated hereby and all information and materials regarding Purchaser and its affiliates, which are reasonably designated as confidential by Purchaser. If the transactions contemplated by this Agreement are consummated, Seller and Parent each shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchaser all such materials in their possession.

         1.69 Non-Compete; Non-Solicitation.

             (1) It is understood among the parties that Seller and Seller Parties (defined below) no longer desire to engage in the Business. In consideration for the acquisition of the Purchased Assets and Assumed Liabilities by Purchaser and as an additional inducement to Purchaser to enter into and to perform its obligations under this Agreement, Seller and Parent, on behalf of themselves and the officers and directors of Seller so long as they are employed by or under the control of Seller or Parent or their subsidiaries or affiliates (except officers of Seller employed by Purchaser after the Closing), and their direct and indirect subsidiaries and other entities controlled by or under common control with Parent (collectively, the "Seller Parties"), agree that, for a period of five (5) years after the Closing Date (the "Non-Competition Period"), the Seller Parties shall not in the United States, Canada or in any other foreign country in which Seller currently does or has done business or has customers whose purchases are comprised of products similar to any portion of the Purchased Assets, either for itself or any other person or entity, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist, in any manner, any entity that owns, invests in, manages, controls or engages in any manufacturing, sales or distribution business, whether directly or through "in-plant" inventory management or integrated supply services, that is substantially the same as or similar to the Business on the date of this Agreement, including, but not limited to, sales to OEM customers of production fasteners used to manufacture or assemble OEM customer products through in-plant inventory management or integrated supply services. This Section 11.8, however, shall not restrict the following: (i) any Seller Parties may manufacture, sell, distribute and provide to any MRO customer of Seller or Parent MRO products or products which are similar to the Purchased Assets ("OEM Products"); provided that sales of OEM production fastener products to such MRO customers shall be permitted only if such sales are ancillary to sales of MRO products to such MRO customers and are not sold by Seller's employees or agents dispensing or delivering such ancillary OEM production fastener products within the MRO customer's facility; (ii) Parent's currently constituted fluid power/technology services division or affiliate may dispense ancillary OEM production fastener products though in-plant inventory management arrangement; and (iii) with respect to Parent's Kar Products, Inc. and A&H Bolt Company Ltd. subsidiaries only (collectively, "Kar"), Kar may sell MRO products and OEM Products provided that the OEM Products are not sold by any of the Seller Parties' employees or agents dispensing or delivering such OEM Products within the customer's facility through an in-plant inventory management arrangement. Nothing contained in this Agreement shall preclude either party from competing with the other with respect to any products in Mexico. The parties may engage in electronic commerce or Internet sales provided that such activities do not otherwise violate the terms of this Section.

             (2) To preserve the value of the Purchased Assets for Purchaser and the confidential information and goodwill associated therewith, Seller and Parent agree that, for a period of five (5) years after the Closing Date, the Seller Parties shall not, directly or indirectly solicit for employment, any current or future employee or sales agent of Purchaser who worked for Seller, Parent or any affiliate thereof as of the date of this Agreement, or any other current or future employee or agent of Purchaser, or any employee "leased" by Purchaser from Seller, Parent or any affiliate thereof for which Purchaser reimburses, in whole or in part, the cost of such employee's wages, taxes and benefits.

             (3) To preserve the value of the Excluded Assets for Seller and the confidential information and goodwill associated therewith, Purchaser agrees that, for a period of five (5) years after the Closing Date, Purchaser shall not solicit business from the MRO Accounts listed in Schedule 1.2(b). In the event any of the MRO Accounts terminates its relationship with Seller during such five
(5) year period, then Purchaser shall have the right to solicit business from such MRO Account.

             (4) If, at the time of enforcement of this Section 11.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

             (5) The parties recognize and affirm that, in the event of a breach by any of them of any of the provisions of this Section 11.8, money damages would be inadequate and neither Seller nor Purchaser would have any adequate remedy at law. Accordingly, the parties agree that each party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this Section 11.8 by an action or actions for specific performance, injunction and/or other equitable relief against the other party without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 11.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 11.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by any Seller Party of any of the provisions of this Section 11.8, the running of the Non-Competition Period, but not of such Seller Party's obligations under this
Section 11.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

         1.70 Specific Performance. Seller and Parent acknowledge that the Business and the Purchased Assets are unique and recognize and affirm that, in the event of a breach of this Agreement by Seller or Parent, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and Parent agree, jointly and severally, that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's and Parent's obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

         1.71 Remittances. All remittances, mail and other communications relating to the Purchased Assets, Assumed Liabilities or the Business received by Seller, Parent, or the officers and directors of Seller, at any time after the Closing Date, shall be immediately turned over to Purchaser by such parties. Seller shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Business send their remittances directly to Purchaser, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller's assets and are turned over to Purchaser. All remittances, mail and other communications relating to the Excluded Assets, Excluded Liabilities or the MRO Accounts received by Purchaser or the officers and directors of Purchaser at any time after the Closing Date shall be promptly turned over to Seller by such parties.

         1.72 Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Seller, Parent and Purchasers each shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

         1.73 Employees and Agents of Seller. Except as provided in this Section 11.12, Purchaser is under no legal obligation to employ any personnel presently employed by Seller. Prior to the Closing Date, Purchaser may, but shall not be required to, offer employment to such persons currently employed by Seller as Purchaser in its sole discretion shall determine. Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by Purchaser. Further, it is expressly agreed that Purchaser is not bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for Seller's employees. All such offers of employment shall be on the terms and conditions established by Purchaser and shall be contingent upon employment commencing with Purchaser only following the Closing Date. Seller agrees not to discourage any individuals who are offered employment or an agency relationship with Purchaser from accepting such employment or agency relationship with Purchaser. Purchaser shall offer employment to a sufficient number of Seller's employees and take and refrain from taking such other actions as may be necessary to avoid subjecting Purchaser, Seller or Parent to any disclosure or announcement obligations or any other liability under the Worker's Adjustment and Retraining Notification Act, P.L. 100-379, 102 Stat. 890, as amended (the "WARN Act") with respect to employees of the Business. As of the date hereof, Purchaser does not contemplate any "plant closing" or "employee layoff," as such terms are used in the WARN Act, with respect to Purchaser or any former employees of Seller hired by Purchaser with respect to the Business. As of the date hereof Purchaser has offered employment to 65 employees of Seller at the Lenexa, Kansas facility and at least 10 employees of Seller at the Cincinnati, Ohio facility.

         1.74 Implied Representations or Warranties. Purchasers understand that Seller and Parent and their respective officers, directors, employees, stockholders, Affiliates and representatives are not making any representation or warranty whatsoever, express or implied, except those representations and warranties of Seller and Purchasers explicitly set forth in this Agreement. Subject to such representations and warranties, Purchasers understand that the Purchased Assets and Business being acquired at the Closing as a result of this Agreement and the transactions contemplated hereby shall be deemed to have been acquired on an "as is, where is" basis and in their then present condition. Except as otherwise explicitly set forth herein, Purchasers understand that none of Seller and Parent, their respective officers, directors, employees, stockholders, Affiliates or representatives has made or is making any representation, express or implied, as to any warranty of merchantability, suitability or fitness for a particular purpose, with respect to any of the tangible assets being so acquired.




                                   ARTICLE 12.

                                  MISCELLANEOUS

         1.75 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver shall be binding on Seller and Parent only if such amendment or waiver is set forth in a writing executed by Seller and Parent and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         1.76 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

         Notices to Seller and Parent

                  SunSource Inc.
                  One Logan Square
                  Philadelphia, PA
                  Attention:        Joseph M. Corvino
                  Telephone:        (215)   282-1290
                  Telecopier:       (215)   282-1309

         with a copy to:

                  Morgan, Lewis & Bockius, LLP
                  One Logan Square
                  Philadelphia, PA
                  Attention:        Thomas Sharbaugh, Esq.
                  Telephone:        (215)   963-5004
                  Telecopier:       (215)   963-5299

         Notices to Purchaser

                  c/o Lawson Products, Inc.
                  1666 East Touhy Avenue
                  Des Plaines, Illinois 60018
                  Attention:        Robert J. Washlow
                  Telephone:        (847) 827-9666
                  Telecopier:       (847) 795-9030

                                    and

                  Assembly Component Systems, Inc.
                  709 Second Avenue, SE
                  Decatur, Alabama  35601
                  Attention:        Stanley Belsky
                  Telephone:        (256) 353-1931
                  Telecopier:       (256) 355-0274

         with a copy to:

                  Vedder, Price, Kaufman & Kammholz
                  222 North LaSalle Street
                  Chicago, Illinois   60601
                  Attention:        Pearl A. Zager, Esq.
                  Telephone:        (312)   609-7548
                  Telecopier:       (312)   609-5005

         1.77 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller or Parent shall be assignable by Seller or Parent without the prior written consent of Purchaser. Purchaser may assign this Agreement, in whole or in part, without restriction to any of its affiliates existing as of the date hereof or in the future; provided, however, that any such assignment shall not affect the obligations of Lawson hereunder.

         1.78 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         1.79 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

         1.80 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         1.81 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         1.82 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         1.83 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         1.84 Governing Law; Consent to Forum. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Chicago, Illinois. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. As part of the consideration for the Purchase Price received, Seller and Parent hereby consent and agree that the Circuit Court of Cook County, Illinois, or, at Purchaser's option, the United States District Court for the Northern District of Illinois, Eastern Division, shall have exclusive jurisdiction to hear and determine any claims or disputes among the parties pertaining to this Agreement or to any matter arising out of or related to this Agreement. Seller and Parent expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which either of them may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by such court. Seller and Parent hereby waive personal service of the summons, complaint and other process issued in any such action or suit and agree that service of such summons, complaint and other process may be made by registered or certified mail addressed to Seller at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of Seller's actual receipt thereof or three (3) days after deposit in the U.S. Mail, proper postage prepaid. Nothing in this Agreement shall be deemed or operate to affect the right of Purchaser to serve legal process in any other manner permitted by law, or to preclude the enforcement by Purchaser of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

         1.85 Knowledge. Any reference to the knowledge, best knowledge, awareness or similar concepts with respect to Seller or Parent or both means the actual knowledge of any officer, director or supervisory employee of Seller or any officer or director of Parent.

         1.86 Bulk Sales. Subject to the provisions of Section 9.1(b), Purchaser waives compliance by Seller with the bulk sales or similar laws of any state relating to the sale of the Purchased Assets contemplated by this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     SELLER:

                                     SUNSOURCE INVENTORY MANAGEMENT
                                     COMPANY, INC.


                                     By:_________________________________
                                       Its


                                     PARENT:


                                     SUNSOURCE INC.



                                     By:_________________________________
                                       Its


                                     SUNSOURCE INDUSTRIAL SERVICES
                                     COMPANY, INC.


                                     By:_________________________________
                                       Its


                                     PURCHASER:

                                     ACS/SIMCO, INC.


                                     By:_________________________________
                                        Its President

                                 SCHEDULE 1.2(b)

                              MRO ACCOUNTS SCHEDULE



MRO ACCOUNTS

Tipper Tie, Inc. (Delaware Corporation)
2000 Lufkin Road
Apex, North Carolina 27502

Alamo Group
1502 E. Walnut St.
Seguin, Texas 78155

Iowa Mold Tooling Co., Inc. (IMT)
500 Hwy 18
Garner, Iowa 50438

Tamrock
__________________
___________________
___________________

                                  SCHEDULE 3.5

                             OUTSTANDING LIABILITIES




1. $78,000 product defect claim by Modine Manufacturing Co., Inc.

2. Sexual harassment claim by Geri Mowl, an employee of Hillman Industrial.